UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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[ ]	Soliciting Material Pursuant to §240.14a-12

SPECTRUM CONTROL, INC.

(Name of Registrant as Specified in Its Charter)

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SPECTRUM CONTROL, INC.

8031 Avonia Road

Fairview, Pennsylvania 16415

NOTICE OF ANNUAL SHAREHOLDERS MEETING

APRIL 12, 2010

SPECTRUM CONTROL, INC.

To the Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Spectrum Control, Inc. will be held at the Bel-Aire Clarion Hotel & Conference Center, 2800 West Eighth Street, Erie, Pennsylvania 16505, on Monday, April 12, 2010, at 9:00 a.m., prevailing time, for the following purposes:

1.	To elect three Directors (each to hold office for a term of three years).

2.	To approve an amendment to the Company’s Bylaws.

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company.

4.	To transact such other business as may come before the Meeting or any adjournment thereof.

Accompanying this Notice is a Form of Proxy and Proxy Statement.

Shareholders of the Company of record at the close of business on February 19, 2010 are entitled to notice and the right to vote at the Annual Meeting. Each holder of shares of Common Stock is entitled to one (1) vote per share.

Your vote is very important and we hope that you will attend the Meeting. However, whether or not you plan to attend the Meeting, please vote by proxy in accordance with the instructions on your proxy card, on your voting instruction form (from your bank or broker), or that you received through electronic mail. There are three convenient ways of submitting your vote:

•

Voting by telephone – You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•

Voting by the Internet – You can also vote via the Internet by visiting the web site noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by mail – If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

If you vote by telephone or Internet, you do not need to return your proxy card. Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

By Order of the Board of Directors

/s/ JAMES F. TOOHEY
JAMES F. TOOHEY, Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MONDAY, APRIL 12, 2010

Solicitation of Proxy

This Proxy Statement and the accompanying form of proxy will be mailed to all Shareholders of Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415 (“Spectrum”, “the Corporation” or “the Company”) by March 8, 2010, and is furnished in connection with the Directors’ solicitation of proxies for the Annual Meeting of Shareholders to be held on Monday, April 12, 2010 at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Only holders of Common Stock of record at the close of business on February 19, 2010, will be entitled to vote. On that date, there were 12,718,865 shares of Common Stock outstanding.

Each share of Common Stock entitles the holder thereof to one (1) vote. With respect to the election of Directors, Shareholders have the right to vote cumulatively. This means that each Shareholder may multiply the number of shares he or she owns by the number of Directors to be elected and distribute this number among any number or all of the candidates in any manner he or she desires. Cumulative voting enables Shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of Directors being voted upon; persons holding less than a majority of shares voting may thereby be able to elect one or more Directors.

Revocation of Proxy

The giving of a proxy does not preclude the right to vote in person should the person giving the proxy desire, and the person giving the proxy has the power to revoke the proxy at any time before it has been exercised. This right of revocation is not limited nor is it subject to any formal procedure.

Proxy Solicitation Cost

The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its Common Stock.

Annual Report

The Annual Report of the Company for the year ended November 30, 2009, is being mailed to Shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy soliciting materials.

Corporate Governance

Prior to giving effect to the amendment to the Company’s Bylaws proposed herein, the Bylaws of the Corporation provide that the business shall be managed by a Board of Directors, eleven (11) in number, who need not be residents of Pennsylvania or Shareholders of the Corporation, and who serve for terms of three (3) years each. The Company presently has eight (8) Directors. With the exception of Mr. Freeman and Mr. Southworth, who are employed as officers of the Company, all other Directors meet the definition of independence as defined in Rule 4200 of the NASDAQ Stock Market, Inc. rules of corporate governance. In making this determination, the Board of Directors considered the payments made by the Company to the law firm in which Mr. Toohey is a partner and which are disclosed under “Certain Relationships and Related Transactions” in this Proxy Statement.

During the past fiscal year, the Board of Directors met seven (7) times. All Directors attended more than 85% of the Board of Directors and Committee Meetings they were scheduled to attend. The Board encourages, but does not require, Directors to attend the Annual Shareholders Meeting. At last year’s meeting, all non-retiring Directors were present.

Because of the multitude of matters requiring Board consideration, the Board of Directors has established a number of standing committees to devote attention to specific subjects, as further described below.

Committees of the Board

Audit Committee: The primary function of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, and financial reporting practices. As part of this function, the Committee reviews the proposed scope and results of the external audit, as well as the scope, adequacy and results of the Company’s control procedures over financial reporting. The Audit Committee also recommends to the Board the engagement of independent registered public accountants to audit the financial statements of the Company, and negotiates the fee to be paid by the Company to the Auditors for audit and non-audit services. The current members of the Audit Committee are: George J. Behringer, Chairman; Bernard C. Bailey; and Gerald A. Ryan. It met eight (8) times in 2009.

Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the Chief Executive Officer and other key executives; recommends to the Board the amount and method of compensation of Board members; and reviews annually the operation and performance of incentive compensation plans that apply to the Chief Executive Officer and other key executives of the Company. The current members of this Committee are J. Thomas Gruenwald, Chairman; Bernard C. Bailey; Gerald A. Ryan; and James F. Toohey. It met seven (7) times in 2009.

Nominating and Corporate Governance Committee: This Committee has the responsibility for recommending to the Board of Directors nominees for election as Director, strengthening the Board’s oversight of management, and monitoring compliance with the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board recommendations for the membership of the Committees of the Board, and recommending to the Board a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Committee will consider Board nominees recommended by management or shareholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating and Corporate Governance Committee Chairman at the Company’s principal executive offices. The Committees’ Director Nominating Process and Policy, along with Director Qualification and Criteria, are available on the Company’s website (www.spectrumcontrol.com). The Committee strives to compose the Board of Directors with a collection of individuals who bring a variety of complementary skills which, as a group, will possess the appropriate skills and experience to oversee the Company’s business. Accordingly, although diversity may be a consideration in the Committee’s process, the Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The current members of this Committee are James F. Toohey, Chairman; J. Thomas Gruenwald; Charles S. Mahan, Jr.; and Gerald A. Ryan. It met four (4) times in 2009.

Board’s Role in the Oversight of Risk Management

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives reports from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and summary versions of the briefings provided by management and advisors to the Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Governance Documents

The Company’s business is operated by the guiding principles of honesty and integrity. Spectrum’s Code of Ethics and Business Conduct (the “Code of Ethics”) establishes ethical policies by which the Board, officers and every employee conducts the daily operation of the Company. The Code of Ethics is reviewed with every Company employee to help ensure that all employees remain dedicated to Spectrum’s founding principles of honesty and integrity. The Board’s Nominating and Corporate Governance Committee reviews corporate governance developments and recommends modifications to the Company’s Code of Ethics and various committee charters as appropriate.

Charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, along with the Company’s Code of Ethics, may be viewed by shareholders on the Company’s website (www.spectrumcontrol.com).

Election of Directors

The Company presently has eight (8) Directors. The Board of Directors recommends the election of the three nominees listed below.

Name	Age	First Elected Director	Term	Term to End

Charles S. Mahan, Jr.	63	N/A	3 yrs.	2013

Richard A. Southworth	67	1998	3 yrs.	2013

James F. Toohey	75	1968	3 yrs.	2013

The nominees receiving a plurality of the votes represented in person or by proxy at the Annual Meeting will be elected Directors. The shares represented by all proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted “FOR” the nominees, unless authority is withheld in the space provided on the enclosed proxy or other appropriate voting method (telephone or Internet). Abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner) have no effect on the election of Directors. In the event any nominee declines or is unable to serve, it is intended that the shares represented by such proxies will be voted for a successor nominee designated by the Board (or if no other person is so designated, for the remaining nominees). All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.

The terms of the following five (5) Directors extend beyond the time of this meeting:

Name	Age	First Elected Director	Term	Term to End

Bernard C. Bailey	56	2008	3 yrs.	2011

George J. Behringer	66	2008	3 yrs.	2011

John P. Freeman	55	1991	3 yrs.	2011

J. Thomas Gruenwald	62	2000	3 yrs.	2012

Gerald A. Ryan	74	1968	3 yrs.	2012

Directors of the Company

Bernard C. Bailey’s career spans over two decades of management experience in high technology and security industries, including President and CEO of L-1 Identity Solutions (NYSE: ID, formerly Viisage Technology Inc.) and COO of Art Technology Group (NASDAQ: ARTG), as well as executive positions with the IBM Corporation. Mr. Bailey is presently founder, President and CEO of Paraquis Solutions, LLC, a strategy and organizational consulting firm focused on large and mid-size companies. He also serves as Chairman of the Board of Lasercard Corporation (NASDAQ: LCRD); director for EF Johnson Technologies, Inc. (NASDAQ: EFJI); and director for Telos Corporation (OTC PK: TLSRP). Mr. Bailey served on active duty for eight years as an officer in the US Navy, eventually retiring as a Captain from the US Naval Reserve. Mr. Bailey’s educational background includes an undergraduate degree from the United States Naval Academy, a Masters Degree in Engineering from the University of California - Berkeley, a Masters Degree in Systems Management from the University of Southern California and an MBA in Finance from George Washington University. Mr. Bailey was first elected as a Director of the Company in 2008. The Company believes that Mr. Bailey’s financial and business expertise, including a diversified background of managing and directing public technology-based companies, give him the qualifications and skills to serve as a Director.

George J. Behringer is a graduate of Gannon University with a BS degree in Accounting and was a Certified Public Accountant from 1968 to 2002. From 1988 to 1998, Mr. Behringer was the Managing Partner of PricewaterhouseCoopers Nebraska practice. Starting in 1998 until his retirement in 2002, Mr. Behringer lived in Riyadh, Saudi Arabia and was a partner with PricewaterhouseCoopers Middle East practice, where he was the region’s Risk Management Partner and Quality Review Partner. Mr. Behringer is currently a member of the Board of Directors of First National of Nebraska, Inc. and Chairman of the Audit Committee. From 2004 to 2007, Mr. Behringer was a member of the Board of Directors of America First Apartment Investors, Inc. and served as Chairperson of the Audit Committee and member of the Compensation Committee. Mr. Behringer was first elected as a Director of the Company in 2008. The Company believes that Mr. Behringer’s financial and accounting expertise, along with his wide range of business experience from practicing public accounting with a Big Four firm for more than 30 years, give him the qualifications and skills to serve as a Director.

John P. Freeman is a graduate of Gannon University in Accounting and is a Certified Public Accountant and Certified Management Accountant. He joined the Company in 1988 as Controller. Prior to that time, he was a principal in a public accounting firm. In 1990, he was named Vice President and Chief Financial Officer. In December of 2000, he was named Senior Vice President. Mr. Freeman was first elected as a Director of the Company in 1991. The Company believes that Mr. Freeman’s financial and accounting expertise, combined with over 20 years of Company and industry experience, give him the qualifications and skills to serve as a Director.

J. Thomas Gruenwald’s career spans over two decades of technical and executive leadership in varied and significant roles. These include serving as Executive Vice President of Corporate Strategy and Chief Technology Officer of Tellabs, Inc. Additionally, during his sixteen-year tenure with Tellabs, Mr. Gruenwald held various other C-level executive positions including executive vice president of broadband networking products, and senior vice president of operations for Tellabs International where he was responsible for Tellabs’ international product-strategy, product marketing, and research and development. In addition, he served as senior vice president of the Tellabs Broadband Access Group and vice president of strategic resources where he led Tellabs’ human resources and global information systems. Mr. Gruenwald is presently Managing Director of The Global Sentry Group, LLC, a strategic advisory and turnaround firm advising small and mid-sized corporations. Mr. Gruenwald has also served as President and CEO of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T. He served for ten years as director and Chairman of Edward Hospital in suburban Chicago, director of Illinois Institute of Technology, and on the Board of Advisors to the engineering college of Iowa State University. He was appointed a Director of the Company in June of 1999. The Company believes that Mr. Gruenwald’s business and technological expertise, along with an extensive career in the worldwide communications equipment industry, give him the qualifications and skills to serve as a Director.

Charles S. Mahan, Jr. had a distinguished 35 year military career, with his final assignment as Chief of Logistics for the US Army. His previous assignments included commands as a Major General (21st Theater Support Command, the largest operational logistics command in the Army, in Kaiserslautern, Germany); Brigadier General (13th Corps Support Command at Fort Hood, Texas); Colonel (7th Corps Support Group in Crailsheim, Germany; Kuwait; and Iraq during Desert Shield/Storm); and Lieutenant Colonel (553rd S&S Battalion at Fort Hood, Texas). Since Mr. Mahan’s retirement from the Army in 2003, he has held executive leadership positions with The Home Depot, SAP Americas, Horne International, and DynCorp International. He currently serves on the Board of Directors of Telos Corporation (OTC PK: TLSRP); the National Defense Industrial Association; the International Society of Logistics, and is a member of the National Board of Trustees for the Fisher House Foundation. He received his undergraduate degree in engineering from the US Military Academy, and an MBA from the University of Miami. He was appointed to the Board of Directors in April of 2009. The Company believes that Mr. Mahan’s knowledge of and experience in organizational leadership, strategic planning, operational execution, and the military/defense industry, give him the qualifications and skills to serve as a Director.

Gerald A. Ryan is a graduate of the Massachusetts Institute of Technology and has been a Director of the Company since its inception and Chairman since 1991. Mr. Ryan serves as Chairman of the Board of Automated Industrial Systems, Inc. Previously, he served as Director/Chairman Emeritus of Rent-Way, Inc. a company formerly listed on the New York Stock Exchange in the rental-purchase business. Mr. Ryan also currently serves as General Manager for several privately held entities. The Company believes that Mr. Ryan has the qualifications and skills to serve as a Director based upon his financial and business expertise; his experience as a director of other companies, both public and private; and his more than 40 years of Company and industry knowledge.

Richard A. Southworth is a graduate of Gannon University in Mechanical Engineering and Mathematics. He joined the Company in 1991 as Vice President and General Manager. Prior to joining the Company, Mr. Southworth held executive positions with National Water Specialties, Philips Components, Murata Electronics North America, and Erie Technological Products. In 1997, Mr. Southworth was named President and Chief Executive Officer, and in 1998 was first elected as a Director of Spectrum. The Company believes that Mr. Southworth has the qualifications and skills to serve as a Director based upon his technology and business expertise; his more than 40 years experience in the industry; and his more than 20 years experience in executive and managerial positions with the Company.

James F. Toohey is a graduate of Gannon University and Dickinson School of Law and is a practicing member of the Erie County Bar Association. He is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc., general counsel to the Company, and has been a Director and Secretary of the Company since its organization. The Company believes that Mr. Toohey’s legal and business expertise, including more than 40 years experience acting as an advisor to the Company, give him the qualifications and skills to serve as a Director.

During the past five years, the following Directors have also served as a director for other public companies or registered investment companies, as indicated below:

Name	Public Company or Registered Investment Company

Bernard C. Bailey	Visage Technologies, Inc. (NASDAQ: VISG; changed name to L-1 Identity Solutions, NYSE: ID) Point Blank Solutions, Inc. (NASDAQ: PBSO.PK)

George J. Behringer	America First Apartment Investors, Inc. (a registered real estate investment trust; acquired by Sentinel Real Estate Corp. in 2007)

Gerald A. Ryan	Rent-Way, Inc. (NYSE: RWY; acquired by Rent-A-Center, Inc. in 2006)

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders.

Currently, Mr. Ryan serves as the Chairman of the Board and Mr. Southworth serves as a Director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for the Company at this time because it makes the best use of Mr. Ryan’s skills and experience, including the following: (1) over 40 years as a Director of the Company; (2) prior experience as a Director and Chairman of the Board of a public company; and (3) diversified financial and business expertise.

Shareholder Communications

Security holders wishing to communicate with the Board of Directors should send their written comments, questions, or other communications to the Company’s corporate offices (8031 Avonia Road, Fairview, PA 16415), addressed to any individual Director of the Company.

Compensation of Directors

Directors who are not full-time employees of the Company are compensated for Director services as authorized and approved by the full Board of Directors. Currently, the Directors receive annual compensation, paid monthly, as follows:

Board of Directors Annual Retainer	$18,000
Board Chairman Annual Retainer	10,000
Committee Chairman Annual Retainer
Audit	10,000
Compensation	6,000
Nominating and Corporate Governance	5,000
Attendance at each Board Meeting (1)	1,250
Attendance at each Committee Meeting (2)	1,000
Secretary Annual Fee	3,000

(1)	$625 if attended via telephone
(2)	$500 if attended via telephone

Director Compensation Table.   The following table shows the compensation paid to each Director for his services to the Board and its committees in fiscal year 2009. Inapplicable column headings have been omitted.

Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)

Bernard C. Bailey	39,000	34,320	73,320

George J. Behringer	39,500	34,320	73,820

J. Thomas Gruenwald	30,375	34,320	64,695

Melvin Kutchin (3)	7,125	-	7,125

Charles S. Mahan, Jr. (4)	18,375	34,320	52,695

Gerald A. Ryan	44,875	34,320	79,195

James F. Toohey	41,500	34,320	75,820

(1)	Includes all fees earned or paid in cash for services as a Director, including annual retainer fees, board and committee meeting fees, committee chairman fees, and secretary fees.

(2)	The amounts in this column reflect the grant date fair value of stock options, determined pursuant to FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”; formerly FASB No. 123, revised, “Share-Based Payment”). Assumptions used in the calculations of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended November 30, 2009 included in the Company’s Annual Report on Form 10-K. These amounts reflect the aggregate accounting expense for these options, over their four year vesting period, computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be recognized by the named director.

(3)	Mr. Kutchin’s term as Director ended in April of 2009.

(4)	Mr. Mahan was appointed to the Board of Directors in April of 2009.

(5)	Mr. Southworth and Mr. Freeman are not included in this table because as officers of the Company, they do not receive any compensation for their service as a Director. Compensation amounts received by these individuals as officers of the Company are shown in the Summary Compensation Table included elsewhere herein.

(6)	At November 30, 2009, the aggregate number of shares underlying outstanding option awards for each of the above directors amounted to: 24,000 each for Mr. Bailey and Mr. Behringer; 48,000 for Mr. Kutchin; 12,000 for Mr. Mahan; and 60,000 each for Mr. Gruenwald, Mr. Ryan and Mr. Toohey.

Securities Ownership

The following table sets forth, as of February 19, 2010, the securities beneficially owned by: (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all Officers and Directors of the Company as a group. Except as otherwise indicated, all Shareholders listed below have record and beneficial ownership of, and sole voting and dispositive power over, the securities listed.

Beneficial Owner	Shares of Common Stock Owned	Common Stock Options Owned (1)	Total Beneficial Ownership of Common Stock Outstanding (1)	Approximate Percentage of Common Stock Outstanding (1)

Fidelity Management & Research LLC (2)	1,125,849	-	1,125,849	8.66%

RBC Global Asset Management (US), Inc. (3)	1,083,229	-	1,083,229	8.33%

Dimensional Fund Advisors LP (4)	1,026,002	-	1,026,002	7.89%

BlackRock, Inc. (5)	811,899	-	811,899	6.25%

Wells Fargo & Company (6)	700,191	-	700,191	5.39%

Bernard C. Bailey	6,000	4,000	10,000	0.08%

George J. Behringer	10,000	4,000	14,000	0.11%

John P. Freeman (7)	96,027	14,167	110,194	0.85%

J. Thomas Gruenwald	23,206	40,000	63,206	0.49%

Lawrence G. Howanitz (7) (8)	7,745	37,500	45,245	0.35%

Charles S. Mahan, Jr.	500	-	500	0.00%

Robert J. McKenna (7)	54,810	32,500	87,310	0.67%

Gerald A. Ryan (9)	72,500	40,000	112,500	0.87%

Richard A. Southworth (7) (10)	165,565	56,666	222,231	1.71%

James F. Toohey (11)	198,560	40,000	238,560	1.83%

Brian F. Ward (7)	7,555	12,500	20,055	0.15%

All Officers and Directors as a Group (11 persons)	642,468	281,333	923,801	7.11%

(1)	Includes only Common Stock Options exercisable within sixty days of the date of this Proxy Statement, which securities are deemed for purposes of the Securities Act of 1933 to be owned beneficially ( but not of record ) by their respective holders. The shares underlying these securities are deemed to be outstanding for purposes of determining the percent of class with respect to each Holder and all Directors and Officers as a group.

(2)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Fidelity Management & Research LLC, 82 Devonshire Street, Boston, Massachusetts, 02109.

(3)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by RBC Global Asset Management (US), Inc., 330 West 9th Street, Kansas City, Missouri, 64105.

(4)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022.

(6)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Wells Fargo & Company, 420 Montgomery Street, San Francisco, California, 94163.

(7)	Includes the following shares held in the Company’s 401(k) Profit Sharing Plan for the benefit of the named individual: 12,187 shares for Mr. Freeman; 7,345 shares for Mr. Howanitz; 3,273 shares for Mr. McKenna; 10,928 shares for Mr. Southworth; and 7,555 shares for Mr. Ward.

(8)	Includes 400 shares of Common Stock held by Mr. Howanitz’s spouse and child.

(9)	Includes 49,000 shares of Common Stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and his spouse and 2,500 shares owned by the Ryan Children’s Trust of 1993, of which Mr. Ryan is sole trustee.

(10)	Includes 2,400 shares of Common Stock held by Mr. Southworth’s grandchildren.

(11)	Mr. Toohey is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey and Kroto, Inc. which holds 169,885 shares of Common Stock in its Profit Sharing Plan. All of these shares are included in the table above for Mr. Toohey.

The Company’s policy governing transactions in its securities by Directors and Officers permits such persons to enter into trading plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Although the Company is not currently aware that any such plans have been adopted, Directors and Officers may establish trading plans in the future. The Company undertakes no obligation to update or revise the information provided herein, including the establishment of a trading plan, except to the extent required by law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a policy concerning transactions with related persons. The policy requires the review, approval and monitoring of transactions involving the Company and our Directors, executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. These transactions are reported to and reviewed by the Audit Committee of the Company who will report to the full members or non-management members of the Board, as appropriate. Following this review, the Board determines whether any such transaction is in the best interests of the Company and the Shareholders by considering whether the terms are no less favorable than those available with unrelated third parties and the related person’s interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. performed legal services for the Company during the 2009 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. James F. Toohey, a Director of the Company, is a partner in this law firm. The Company’s total payments to the law firm, for services rendered and related disbursements, totaled $28,795 in fiscal year 2009.

EXECUTIVE COMPENSATION

Introduction

The SEC has adopted executive compensation disclosure rules which require the following Compensation Discussion and Analysis (“CD&A”) section to provide details regarding the Company’s executive compensation policy, the material elements of the total compensation paid to the Company’s executive officers under such policy, and an explanation of how the Company determines the amount paid under each element of compensation.

In addition to the CD&A, the SEC executive compensation regulations require certain disclosure tables. The disclosure tables following the CD&A set forth the various elements of compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of the Company. These five individuals are referred to under the SEC’s disclosure rules, and throughout the CD&A, as the “named executive officers”. The named executive officers for fiscal 2009 are: Richard A. Southworth, President and Chief Executive Officer; John P. Freeman, Senior Vice President and Chief Financial Officer; Lawrence G. Howanitz, Senior Vice President, Advanced Specialty Products; Brian F. Ward, Senior Vice President, Sensors and Controls; and Robert J. McKenna, Senior Vice President, New Business and Resource Development. The term “certain key employees” relates to the Company’s 26 management and technical personnel, including the named executive officers, who currently participate in the Company’s non-equity incentive bonus plan (the “At-Risk Compensation Plan”). The tables following the Summary Compensation Table provide additional information about the elements of compensation presented in the Summary Compensation Table.

The Role of the Compensation Committee

The Compensation Committee of the Board of Directors is principally responsible for reviewing and administering the Company’s compensation policies and practices regarding the executive officers. The Committee is composed of four members, all of whom are (i) “independent directors,” as the term is defined in the listing standards of the NASDAQ Stock Market, (ii) qualified as a “non-employee director,” as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) qualified as an “outside director” under Section 162(m) of the Internal Revenue Code. Pursuant to the terms of the Committee’s written charter, which has been approved by the Board and is reviewed annually to ensure that it properly reflects the Committee’s responsibilities, the Compensation Committee has the authority to establish the evaluation process and compensation structure for the Company’s executive officers.

The Committee is supported by the Company’s accounting, finance, and human resource groups. These groups provide corporate financial information to the Committee, as well as assist the Committee in collecting and updating compensation information from the Company’s peer group and other published sources. The Committee uses this data to analyze the total compensation earned by the Company’s executive officers, review current trends in the area of executive compensation, consider ways to strengthen the Company’s compensation philosophy to align executive officer pay to the Company’s performance, and to improve the competitiveness of executive compensation.

The Compensation Committee does not delegate its duties to any other person; however, it does work with senior management to structure the executive officers’ performance goals. After extensive review and consideration, the Committee presents its compensation recommendations to the Board for its review and approval.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future performance targets and goals for the Company’s executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to any other context.

Philosophy and Objectives of the Compensation Program

The Compensation Committee continues to strive to develop, refine and implement an executive compensation program that rewards executive officers when the Company achieves its financial and strategic goals. The ultimate objective of the Company’s compensation program is to motivate the Company’s executive officers to achieve financial goals that increase the shareholders’ long-term value. The compensation philosophy encourages executives to make decisions geared toward the long-term success of the Company. By design therefore, compensation paid to the executive officers is partially performance based. Although individual performance is viewed as being important, overall Company performance goals must be achieved before any executive officer is eligible to receive an annual incentive bonus. Although the Compensation Committee intends for executive compensation to be driven by performance, it recognizes that salaries must stay competitive with comparable technology-based, electronics manufacturing companies in order to attract, retain and motivate highly qualified executives. It is this mix of interests that drives the compensation structure outlined below.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

Comparisons to Peer Group.   The Company reviews and utilizes compensation information from peer group companies. The Company’s peer group (as determined by the Compensation Committee and approved by the Board of Directors) consists of numerous public companies, including the following manufacturers of electronic components and systems: Anaren, Inc.; Applied Signal Technology, Inc.; CPI International, Inc.; KVH Industries, Inc.; Symmetricom, Inc.; CalAmp Corp.; DIGI International, Inc.; Zhone Technologies, Inc.; Globecomm Systems, Inc.; Numerex, Inc.; and EMS Technologies, Inc. Currently, the Company primarily relies upon this peer group database to determine appropriate levels and types of compensation. In recent years the Company has not deemed it necessary to supplement this database with the information and services of a compensation consultant. The engagement of an independent outside compensation consultant, however, is periodically considered and may occur in the future, when deemed necessary or appropriate. The Company believes that its executive compensation practices are consistent with the compensation philosophy of providing competitive overall compensation, including appropriate incentive-based components.

Role of Executive Officers in the Compensation Process.   In establishing, reviewing, and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers, the Compensation Committee considers the recommendations of the Company’s President and Chief Executive Officer, Richard A. Southworth. Mr. Southworth reviews the performance and compensation of each executive officer, the Company’s financial results versus established goals for the fiscal year just completed, and the officer’s goals and objectives as previously identified in the Company’s planning process. Mr. Southworth then makes recommendations to the Committee regarding the upcoming years’ financial objectives, base salary adjustments, cash incentive bonus opportunities, and stock option grants based on the executive officer’s performance and comparative analysis of similar positions in the peer group. The Committee, however, exercises its complete discretion in approving or modifying any compensation for any executive officer. Mr. Southworth does not vote on any compensation matters considered by the Committee, but is viewed as an additional resource to discuss executive officer performance and compensation.

Compensation of the Named Executive Officers

The Company’s compensation program for all executive officers, including the named executives, includes the following elements:

•	Base Salary
•	Non-Equity Bonus Plans (Cash Awards)
•	Equity-Based Compensation (Stock Option Awards)
•	Benefits

The compensation program for executive officers is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance. It is not the Company’s practice to compensate any executive officer in excess of the limits contained in Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the amount of compensation paid to an employee in any one fiscal year that may be deducted by the Company for federal income tax purposes, unless the compensation is performance-based and the material terms of the applicable plan are disclosed to and approved by the Company’s Shareholders. The deduction limitation is currently $1 million. The Company’s Stock Option Plan of 1995, as amended, has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual executive officer. Each year, the Company reviews base salaries and targets base salary compensation at or near the median base salaries of the companies included in the Company’s peer group. Unlike the Company’s non-equity annual bonus plans, current year base salaries are not at risk or directly impacted by the overall performance of the Company. However, other variable elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (for example, the cash incentive under the Company’s At-Risk Compensation Plan is a percentage of the executive’s base salary). Generally, the Compensation Committee begins its compensation analysis for executives at its November committee meeting by reviewing compensation trends identified in its database. Several elements are considered in setting base salaries, including (i) the size, scope and complexity of the executive officer’s responsibilities; (ii) the relationship of the executive officer’s pay to the base salaries of other senior officers and other management employees of the Company; (iii) the individual’s performance; (iv) economic and market conditions; and (v) whether the base salary levels are competitive and comparable to compensation paid to executives employed by the Company’s peer group. The Committee also considers the historical performance of the Company and the contributions of each executive officer to those results when considering proposed adjustments to base salary. The salary levels for all executive officers and key employees are reviewed on an annual basis.

In January 2010, based upon the Committee’s work, the base salaries of the named executive officers were set for fiscal year 2010. Mr. Southworth received an increase of $21,220 based on the Committee’s review of his individual performance and base salary trends as reflected in the Company’s peer group. Mr. Southworth’s fiscal year 2010 base salary of $445,630 as the Company’s President and Chief Executive Officer is well supported by (i) the Company’s peer group compensation of chief executive officers, and (ii) the Company’s strategic accomplishments and financial performance during the period Mr. Southworth has served in this capacity, including long-term growth rates in revenue and profitability.

In January 2010, base salary increases for fiscal 2010 were also approved for Messrs. Freeman, Howanitz, Ward, and McKenna based on the evaluation of the following factors: (i) peer group wage data, (ii) realization of the Company’s strategic accomplishments during fiscal year 2009, which included increasing revenues and operating margins during a severe global recession, (iii) satisfaction of individual performance goals, and (iv) the named executive officer’s responsibilities and duties. Messrs. Freeman, Howanitz, Ward and McKenna received base salary increases in the range of 2.5% to 3.1%, (or $6,000; $6,000; $6,000; and $7,000, respectively) based on the Committee’s evaluation.

Please see the Summary Compensation Table presented in this Proxy Statement and the related narrative disclosures for more information regarding the base salaries of the named executive officers.

Non-Equity Annual Bonus Plans

In order to more closely align the compensation of executive officers and other key employees to the Company’s performance, a non-equity annual bonus plan (the Company’s At-Risk Compensation Plan also referred to herein as the “Bonus Plan”) is maintained in which 26 employees or approximately 2% of the Company’s employees participated in fiscal 2009. Bonus Plan award opportunities, expressed as a percentage of salary, are established for each participant. The Committee strives to set the respective Bonus Plan opportunities to be consistent with opportunities for comparable positions in the Company’s peer group. The Bonus Plan is designed to provide a meaningful incentive to reward executive officers and other key employees for their contribution toward the Company’s growth and profitability for a fiscal year. Eligibility in the Bonus Plan is limited to key members of management and technical personnel who, because of their position, have the ability to impact the growth, profitability and overall success of the Company, as well as have the responsibility for succession planning and employee development. Bonus Plan opportunities for participants range from 10% to 75% of base salary (the “target” amount). In the case of truly exceptional performance or circumstances, the participants may earn an increased percentage of their salary, up to a designated maximum percentage set forth in the Bonus Plan ( the “maximum” amount; not to exceed 100% of base salary). The Committee, with the approval of the Board of Directors, may also grant additional discretionary cash awards to Bonus Plan participants. These discretionary amounts, if any, are determined based upon the Committee’s review and evaluation of the particular facts and circumstances affecting individual and Company performance. In fiscal year 2009, no discretionary cash awards were earned or paid to Plan participants.

In fiscal year 2009, the 26 participants in the Bonus Plan were paid a total of $871,596, of which $410,155 was paid to the named executive officers. Total Bonus Plan payments for fiscal year 2009 represented approximately 3% of the Company’s pretax operating income. The executive officers of the Company select the Bonus Plan participants on an annual basis. All Bonus Plan payments are subject to approval of the Committee and the Board of Directors.

Under the Bonus Plan in effect for the fiscal year 2009, achievement of specified Company and business segment performance criteria (the achievement of targeted revenue growth, overall Company pretax profitability as a percentage of sales, and applicable business segment pretax profitability as a percentage of sales) entitled the named officers to receive cash Bonus Plan payments.

The specific Company financial targets and the results achieved in fiscal year 2009 for the named executive officers were as follows:

	Target	Results Achieved

Annual revenue growth: Consolidated	10.0%	1.2%

Advanced specialty products business segment	10.0%	0.0%

Sensors and controls business segment	12.0%	0.0%

Pretax earnings, as a percentage of sales: Consolidated	13.0%	10.1%

Advanced specialty products business segment	20.0%	12.7%

Sensors and controls business segment	19.0%	17.7%

The Company’s President and Chief Executive Officer Bonus Plan opportunity for fiscal year 2009 was set by the Committee at 75% of his base salary, based upon achievement of the above referenced financial targets for revenue growth and pretax earnings as a percentage of sales. In accordance with a predetermined matrix incorporated into the 2009 Bonus Plan, amounts greater or less than 75% of base salary could be earned based upon the actual results achieved. As a result, Mr. Southworth’s Bonus Plan payment for fiscal 2009 was determined to be $218,041 or 51.4% of his base salary. The fiscal year 2009 Bonus Plan opportunities for Messrs. Freeman and McKenna were similarly set by the Committee, with 45% of their respective base salaries available upon achieving the above noted financial targets. Based upon the Company’s actual financial results in fiscal 2009, Mr. Freeman earned a Bonus Plan payment of $71,822 or 30.8% of his individual base salary, and Mr. McKenna earned a Bonus Plan payment of $69,665, or 30.8% of his individual base salary.

The Company’s Senior Vice President of Advanced Specialty Products, Mr. Howanitz, had a Bonus Plan opportunity of 30% of his base salary in fiscal 2009. Sixty percent of Mr. Howanitz’s Bonus Plan opportunity was based upon the Company’s Advanced Specialty Products business segment achieving the above noted targets, with the remaining forty percent based upon achieving the above referenced consolidated performance targets. Under the predetermined matrix included in the 2009 Bonus Plan, amounts greater or less than 30% of Mr. Howanitz’s base salary could be earned based upon the actual business segment and consolidated results achieved. Accordingly, Mr. Howanitz earned a Bonus Plan payment of $19,070 or 8.2% of base salary in 2009.

Mr. Ward, Senior Vice President of Sensors and Controls, also had a Bonus Plan opportunity of 30% of his base salary in fiscal 2009. Sixty percent of Mr. Ward’s Bonus Plan payment was based upon the Company’s Sensors and Controls business segment achieving the above noted targets, with the remaining forty percent based on the above consolidated performance targets. Similarly, as discussed above, amounts greater or less than 30% of Mr. Ward’s base salary could be earned based on actual performance. In accordance with these provisions, Mr. Ward earned a Bonus Plan payment in fiscal 2009 of $31,557 or 13.6% of his base salary.

The dollar amounts of each award paid to the named executive officers are set forth under the column entitled “Bonus” of the Summary Compensation Table.

Bonus Plan for Fiscal 2010

In January 2010, the Compensation Committee adopted the Bonus Plan for fiscal 2010. The 2010 plan retains all of the same provisions of the preceding year plan, including the Bonus Plan opportunity percentages for each participant, the Company and business segment financial targets, and the predetermined matrix for financial performance.

Equity-Based Compensation

The Committee believes that the interests of the shareholders are best served when a portion of executive officers’ compensation is comprised of equity-based, long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s Common Stock. The granting of equity-based compensation aligns the interests of key employees, including the named executive officers, with those of the shareholders. The Compensation Committee intends to make annual grants of equity-based awards (in the form of stock options) to the named executive officers and other key employees in such amounts as may be required to accomplish the objectives of the Company’s compensation program. Normally, the annual stock option awards are made by the Committee before January 15 of each year. Such stock options will be priced at not less than the market price of the Company’s Common Stock on the date of the grant, will become exercisable at varying dates, and will generally expire five years from the date of grant. All stock options will be issued pursuant to the Company’s Stock Option Plan of 1995, as amended, which has been approved by the shareholders.

For fiscal year 2009, the Compensation Committee considered various factors in determining the number of stock options granted to the named executive officers, including the following: (i) equity-based awards for comparable peer group executives, (ii) the named executive officer’s contributions toward the financial success of the Company, including their respective roles in the Company’s merger and acquisition program and (iii) the resulting compensation expense to be recognized under current generally accepted accounting principles. Based on these factors, as well as other considerations, the Compensation Committee granted the following stock options to the named executive officers on January 7, 2009: options for 40,000 shares to Mr. Southworth; options for 21,000 shares each to Messrs. Freeman, Howanitz, Ward, and McKenna. All of these options have an exercise price of $5.75 per share, are exercisable at varying dates, and will expire on January 7, 2014.

Retirement and Other Benefits

The Company has a savings plan, available to substantially all U.S. employees, which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to 2.5% of compensation and may, at its discretion, make additional contributions to the plan. In addition, substantially all employees are eligible to receive health and paid time-off benefits which are designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. Health and paid time-off benefits help ensure that the Company has a productive and focused workforce, while the Company’s 401(k) savings plan enables employees to plan and save for retirement.

Please see the Summary Compensation Table presented in this Proxy Statement for more information on the 401(k) savings plan benefits provided to the named executive officers.

Perquisites

Although perquisites are not a key element of the Company’s compensation program, the named executive officers, along with virtually all of the Company’s full-time U.S. employees, are provided a limited number of perquisites. These Company provided perquisites consist of the following: each executive officer and key employee, including the named executive officers, participate in group health, dental, life and other welfare benefit plans on the same terms and conditions that apply to other employees of the Company.

Employment Agreement

Effective December 1, 2007, the Company entered into an employment and consulting agreement with Mr. Southworth (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Southworth shall be employed by the Company for a four year period ending November 30, 2011 (the “Employment Term”). The Employment Term may terminate early upon the occurrence of any of the following events: (i) immediately upon the retirement or death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause (as defined in the Employment Agreement); or (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability. In the event Mr. Southworth is President of the Company on December 1, 2011, the Company agrees to retain Mr. Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2011 and continue for a period of six years ending November 30, 2017 (the “Consulting Term”). The Consulting Term may terminate early upon the occurrence of any of the following events: (i) immediately upon the death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause; (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability; (iv) or delivery of 30 days written notice from the Company or Mr. Southworth.

The Employment Agreement is more fully described on page 22 herein. The Company does not have employment agreements with any other executive officer.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain Company executives, including each of the named executive officers other than Mr. Southworth. Pursuant to these agreements, the executives will each receive, if terminated within 12 months of a change in control of the Company, a lump sum severance allowance within 30 days of such termination in an amount equal to their annual base salary.

The Change in Control Agreements are more fully described on pages 21 and 22 herein.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

After developing this CD&A, the Compensation Committee reviewed and discussed it with management. Based upon its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement, and the Board of Directors accepted and approved the Committee’s recommendation.

Compensation Committee Members:

            J. Thomas Gruenwald (Chairman)

Bernard C. Bailey

Gerald A. Ryan

James F. Toohey

Summary Compensation Table. The following table shows the compensation paid to the Chief Executive Officer, Chief Financial Officer, and each of the next three most highly compensated executive officers of the Company who served as executive officers at the end of the 2009 fiscal year, for services rendered to the Company and its subsidiaries during fiscal year 2009. The table also includes amounts relating to the fiscal years 2008 and 2007. Inapplicable column headings have been omitted.

Summary Compensation Table for Fiscal Years 2009, 2008, and 2007

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Richard A. Southworth	2009	424,410	218,041	96,400	8,250	747,101
President,	2008	404,200	69,500	65,400	7,750	546,850
Chief Executive Officer	2007	385,000	165,165	-	7,076	557,241

John P. Freeman	2009	233,000	71,822	50,610	5,827	361,259
Senior Vice President,	2008	223,700	25,000	40,875	5,694	295,269
Chief Financial Officer	2007	213,200	54,878	-	5,330	273,408

Lawrence G. Howanitz	2009	232,000	19,070	50,610	5,766	307,446
Senior Vice President,	2008	223,700	16,845	24,525	5,694	270,764
Advanced Specialty Products	2007	213,200	51,194	-	5,330	269,724

Brian F. Ward	2009	232,000	31,557	50,610	5,801	319,968
Senior Vice President,	2008	222,800	27,003	24,525	5,289	279,617
Sensors and Controls	2007	213,200	56,835	-	5,330	275,365

Robert J. McKenna	2009	226,000	69,665	50,610	5,185	351,460
Senior Vice President,	2008	215,500	25,000	24,525	5,076	270,101
New Business and Resource	2007	203,320	52,335	-	1,017	256,672
Development

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.

(2)	Under the Company’s At-Risk Compensation Plan, the named executive officers are entitled to an incentive bonus based upon Company and business segment performance measured against pre-established targeted goals. The amounts included in this column reflect actual amounts earned by the named executive officers during the applicable fiscal year. The maximum and target bonus opportunities in fiscal year 2009 are set forth in the Grants of Plan-Based Awards table included elsewhere herein.

(3)	The amounts in this column reflect the grant date fair value of stock options, determined pursuant to FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”; formerly FASB No. 123, revised, “Share-Based Payment”). Assumptions used in the calculations of these amounts are included in Note 1 to the Company’s audited financial statements for the fiscal year ended November 30, 2009 included in the Company’s Annual Report on Form 10-K. These amounts reflect the aggregate accounting expense for these options over their four year vesting period, computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be recognized by the named director.

(4)	Matching contributions made by the Company to the Spectrum Control, Inc. 401(k) Profit Sharing Plan on behalf of the named executive officers.

Grants of Plan-Based Awards.   The following table provides additional information about stock and option awards, and non-equity incentive plan awards, granted to the named executive officers during the fiscal year ended November 30, 2009. All non-equity plan awards were made under the Company’s At-Risk Compensation Plan. Inapplicable column headings have been omitted.

Grants of Plan-Based Awards for Fiscal Year 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Per Share Exercise Price of Option Awards ($)
		Threshold (1)	Target (2)	Maximum (3)

Richard A. Southworth	01/07/09	-	318,308	424,410	40,000	5.75

John P. Freeman	01/07/09	-	104,850	157,275	21,000	5.75

Lawrence G. Howanitz	01/07/09	-	69,600	104,400	21,000	5.75

Brian F. Ward	01/07/09	-	69,600	104,400	21,000	5.75

Robert J. McKenna	01/07/09	-	101,700	152,550	21,000	5.75

(1)	The Company’s At-Risk Compensation Plan (the “Plan”) does not provide for any minimum or threshold amount payable.

(2)	Under the Plan, each named executive officer has a “target” bonus opportunity in an amount equal to a specified percentage of his salary, based upon the Company and applicable business segments achieving designated levels of revenue growth and pretax profits.

(3)	Based upon the Company and its business segments achieving truly exceptional financial performance, the named executive officers may earn an increased percentage of their salary, up to a designated maximum percentage set forth in the Plan.

Outstanding Equity Awards at Fiscal Year End. The following table summarizes, for each of the named executive officers, all equity awards outstanding as of November 30, 2009. Inapplicable column headings have been omitted.

Outstanding Equity Awards at November 30, 2009

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable (1)

Richard A. Southworth	40,000	-	7.60	01/19/10
	50,000	-	6.31	11/01/10
	-	20,000	9.30	12/03/12
	-	40,000	5.75	01/07/14

John P. Freeman	10,000	-	6.31	11/01/10
	-	12,500	9.30	12/03/12
	-	21,000	5.75	01/07/14

Lawrence G. Howanitz	30,000	-	6.31	11/01/10
	-	7,500	9.30	12/03/12
	-	21,000	5.75	01/07/14

Brian F. Ward	10,000	-	6.31	11/01/10
	-	7,500	9.30	12/03/12
	-	21,000	5.75	01/07/14

Robert J. McKenna	15,000	-	7.60	01/19/10
	30,000	-	6.31	11/01/10
	-	7,500	9.30	12/03/12
	-	21,000	5.75	01/07/14

(1)	Stock options vest in accordance with the following schedule: one-third after two years; another one-third after three years; and final one-third after four years. All unexercised options expire five years from the date of grant.

Option Exercises and Stock Vested.   The following table provides additional information about the value realized by the named executive officers on option awards exercised during the fiscal year ended November 30, 2009. Inapplicable column headings have been omitted.

    Option Exercises and Stock Vested for Fiscal Year 2009

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)

Richard A. Southworth	-	-

John P. Freeman	20,000	53,095

Lawrence G. Howanitz	15,000	36,750

Brian F. Ward	35,000	72,350

Robert J. McKenna	-	-

(1)	The value realized equals the fair market value of the shares acquired, on the date of exercise, less the exercise price.

Potential Payments on Termination or Change in Control

The Company has entered into Change in Control Agreements with each of the named executive officers, excluding Mr. Southworth who has entered into a separate Employment Agreement (the “Agreements”). The following table describes the potential payments and benefits to which the named executive officers would be entitled upon termination of employment, pursuant to the Agreements, assuming a November 30, 2009 termination date. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to employees generally upon termination of employment. These nondiscriminatory benefits include earned but unpaid vacation benefits, and distribution of participant balances under the Company’s 401(k) Plan.

	Expected Change in Control Payment ($)(1)	Continuation of Medical Benefits ($)(2)	Total Termination Benefits ($)(3)

Richard A. Southworth	642,451	5,103	647,554

John P. Freeman	233,000	5,103	238,103

Lawrence G. Howanitz	232,000	5,103	237,103

Brian F. Ward	232,000	5,103	237,103

Robert J. McKenna	226,000	5,103	231,103

(1)	The amounts set forth in this column reflect 12 months of the named executive officer’s base salary, except for Mr. Southworth whose amounts also include the Bonus Plan payment earned for the immediately preceding fiscal year.

(2)	Under the Agreements, the Company would maintain coverage of the named executive officer (under all applicable medical and health insurance plans, life insurance plans, and accidental death and dismemberment insurance plans) for a period of 12 months following the employment termination date. The amounts in this column represent the Company’s current estimated cost to provide such benefits.

(3)	In the event the named executive officer is terminated within 12 months of a change in control (as that term is defined in the Agreements), the executive shall receive the payments set forth above. If any payments or benefits received or to be received by the executive under the Agreements is to be subject to the tax ( the “Excise Tax” ) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended ( the “Code” ) then, after taking into account any reduction in the payments provided by reason of Section 280G of the Code in any other plan or arrangement, the amount of payments under the Agreements will be reduced, to the extent necessary, so that no portion of payments is subject to the Excise Tax.

Each key employee covered by the Agreements (“the Executive”) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge. After termination of the Executive’s employment with the Company, the Executive shall not, without prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to non-competition, confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements.

Effective December 1, 2007, the Company entered into an employment and consulting agreement with Mr. Southworth (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Southworth shall be employed by the Company for a four year period ending November 30, 2011 (the “Employment Term”). The Employment Term may terminate upon the occurrence of any of the following events: (i) immediately upon the retirement or death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause (as defined in the Employment Agreement); or (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability. Except as discussed below, if the employment of Mr. Southworth is terminated, other than termination for Just Cause, Mr. Southworth shall be entitled to severance equal to 12 months of his then-current salary, and a payment for the amount he received under the Bonus Plan for the immediately preceding fiscal year. The severance payment and the Bonus Plan payment will be made in 12 equal monthly installments. If termination of the Employment Term is due to permanent disability, Mr. Southworth shall be paid his base salary for a period of 12 months after the final determination of his permanent disability. If termination of the Employment Term is due to the death of Mr. Southworth, his estate or legal representative shall be paid Mr. Southworth’s base salary through the date of death. If Mr. Southworth should retire or leave employment for any reason other than those stated above, at any time during the Employment Term, then his compensation shall cease as of the date of retirement or separation of employment.

In the event Mr. Southworth is President of the Company on November 30, 2011, the Company agrees to retain Mr. Southworth as a consultant. The term of the consulting agreement will commence on December 1, 2011 and continue for a period of six years ending November 30, 2017 (the “Consulting Term”). The Consulting Term may terminate early upon the occurrence of any of the following events; (i) immediately upon the death of Mr. Southworth; (ii) upon the Company giving Mr. Southworth notice of termination for Just Cause; (iii) immediately upon the occurrence of Mr. Southworth’s permanent disability; (iv) or delivery of 30 days written notice from the Company or Mr. Southworth.

For Mr. Southworth’s consulting services, he will receive total annual compensation of $100,000. The Company will pay Mr. Southworth on a bi-weekly basis. In the event of termination of the consulting agreement prior to the expiration of a month in which consulting services are performed, the Company shall pay Mr. Southworth a pro rated amount for the portion of the month prior to the date of termination. In addition, Mr. Southworth will receive reasonable and customary medical benefits provided by the Company throughout the Consulting Term.

Compensation Polices and Practices As They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Gruenwald, Bailey, Ryan and Toohey. Other than Mr. Toohey, who serves as the Company’s Corporate Secretary, no member of the Compensation Committee was at any time during fiscal year 2009, or formerly, an officer or employee of the Company. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity of which any member of the Spectrum Board is in any way affiliated.

Approval of Amendment to the Company’s Bylaws

Article Four, Subsection One, of the Company’s Bylaws states, in part, that “this corporation shall be managed by its Board of Directors, eleven (11) in number”. In addition, within this section of the Bylaws, it also states, in part, that “Directors chosen to succeed those whose term expires shall be elected for a term of office to expire at the third annual meeting of the stockholders after their election”. The Board of Directors believes it is in the best interests of the Company and its shareholders to have some flexibility regarding the number of Directors and their respective terms. On November 9, 2009, the Board of Directors amended the Bylaws, subject to shareholder approval. The only substantive change to the Bylaws was to indicate that the corporation shall be managed by its Board of Directors “which shall consist of not less than 6 and no more than 11 in number”, and that the “term of office of any Director in each class may, upon election of the Board of Directors and approval of the shareholders, expire at the first, second or third annual meeting of the shareholders after his or her election”.

The Board of Directors recommends that the stockholders vote “FOR” approval of the amendment to the Company’s Bylaws. The amendment to the Company’s Bylaws requires the affirmative vote of a majority of shareholders entitled to cast a vote on the proposal, with each share entitled to one vote. Abstentions and broker non-votes will have the effect of votes against the proposal. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of the amendment to the Bylaws.

Article Four, Subsection One, of the Company’s Bylaws currently reads as follows:

The business of this corporation shall be managed by its Board of Directors, eleven (11) in number who need not be residents of this Commonwealth or shareholders in the corporation. At the annual election of Directors to be held at the Annual Meeting of Stockholders in 1974, the Directors shall be divided into three classes, as nearly equal in number as may be, the term of office of those of the first class to be expired at the first meeting of stockholders after their election, the term of office of those of the second class to expire at the second annual meeting of the stockholders after their election, and the term of office of those of the third class to expire at the third annual meeting of the stockholders after the election. At each annual election held after such classifications and election to be held in 1974, Directors chosen to succeed those whose term expires shall be elected for a term of office to expire at the third annual meeting of stockholders after their election.

Article Four, Subsection One, of the Company’s Bylaws, as amended, would read as follows (with the changes set forth in bold type):

The business of this corporation shall be managed by its Board of Directors, which shall consist of not less than 6 and no more than 11 in number, who need not be residents of this Commonwealth or shareholders in the corporation. At the annual election of Directors which was held at the Annual Meeting of Stockholders in 1974, the Directors were divided into three classes, as nearly equal in number as may be, the term of office of those of the first class to be expired at the first meeting of stockholders after their election, the term of office of those of the second class to expire at the second annual meeting of the stockholders after their election, and the term of office of those of the third class to expire at the third annual meeting of the stockholders after the election. At each annual election held after such classifications and election, the term of office of any Director in each class may, upon the election of the Board of Directors and approval of the shareholders, expire at the first, second or third annual meeting of the shareholders after his or her election.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and owners of more than 10% of the Common Stock to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, the Company believes that during the fiscal year ended November 30, 2009, all such filing requirements were met.

Appointment of the Company’s Independent Registered Public Accounting Firm for the Fiscal Year 2010

Upon recommendation of the Audit Committee, the Board of Directors has resolved to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2010, subject only to ratification by the Shareholders. Each share entitles its holder of record to one vote on ratification of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the ratification of the independent registered public accounting firm.

Audit Fees

Fees for audit services totaled $434,724 in 2009 and $432,228 in 2008, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and certain statutory audits required internationally.

Audit-Related Fees

No audit-related fees were incurred or paid in 2009 or 2008.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled $89,630 in 2009 and $169,144 in 2008. In 2008, fees for tax services included $90,234 for an R&D tax credit study.

Other than the above, no other fees were paid by the Company to Ernst & Young LLP in 2009 or 2008.

Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement, if they desire to do so, and such representatives will be available to respond to appropriate questions. All services of the independent registered public accounting firm were reviewed and approved by the Audit Committee prior to commencement. No relationship exists other than the normal business relationship between independent registered public accounting firm and client.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company, in addition to legal and regulatory compliance. The Committee is comprised of three Directors who, in the business judgment of the Board of Directors, are independent as defined by the Sarbanes-Oxley Act of 2002 and Rule 4200 of the NASDAQ Stock Market listing standards. The Board of Directors has determined that all of the Committee members are able to read and understand fundamental financial statements and that the Committee’s chairman, George J. Behringer, in the opinion of the Committee and the Board, has the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission. The Audit Committee’s responsibilities are fully described in its Charter. Each year, the Audit Committee conducts a review and reassesses the adequacy of the Committee’s Charter to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives.

The Audit Committee reports as follows:

Review of Audited Consolidated Financial Statements with Management

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended November 30, 2009 and Management’s Annual Report on Internal Control over Financial Reporting with the management of the Company. Management has the primary responsibility for the consolidated financial statements, and the Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles. The discussions with management included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also discussed with the Company’s senior management and independent registered public accounting firm the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002.

Review of Audited Consolidated Financial Statements and Other Matters with Independent Registered Public Accounting Firm.

The Audit Committee has discussed with Ernst & Young LLP the audited consolidated financial statements and those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the review and approval, in advance, of all fees paid to the independent registered public accounting firm.

Throughout the year, the Audit Committee monitored matters related to the independence of Ernst & Young LLP. The Audit Committee obtained from Ernst & Young LLP a formal written statement describing all relationships between Ernst & Young LLP and the Company that might reasonably be thought to bear on its independence consistent with the applicable requirements of the Public Company Accounting Oversight Board. In concluding that the independent registered public accounting firm is independent, the Committee concluded, among other things, that the non-audit services provided by Ernst & Young LLP did not compromise its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted additional policies to ensure the independence of the independent registered public accounting firm, such as prior committee approval of all audit and non-audit services and rotation of the lead audit partner.

Recommendation that Financial Statements be Included in Annual Report.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and the report on internal controls related to the financial reporting of the Company be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2009.

Submitted by the Audit Committee:

George J. Behringer, Chairman

Bernard C. Bailey

Gerald A. Ryan

Shareholder Proposal Deadlines

You are advised that the deadline for submitting Shareholder proposals for inclusion in the 2011 Proxy Statement and consideration at the next annual meeting is November 8, 2010. The deadline for submission of shareholder proposals that are not intended to be included in the 2011 Proxy Statement is January 22, 2011. If a shareholder gives notice of such a proposal after the deadline, the Company’s proxy will confer discretionary voting authority on the proxy holders to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

General Matters

The Directors know of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters.

The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies personally or by telephone. In addition to solicitation by mail and regular employees as aforesaid, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy soliciting material to their principals, and the Company may reimburse them for their expense in so doing.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement, along with the Annual Report of the Company for the year ended November 30, 2009, may be viewed online at http://www.SpectrumControl.com/Proxy.

Availability of Form 10-K

Upon request, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2009, as filed with the Securities and Exchange Commission. Written requests should be sent to: John P. Freeman, Senior Vice President and Chief Financial Officer, 8031 Avonia Road, Fairview, Pennsylvania 16415. Alternatively, the Company’s Form 10-K and other SEC filings are posted on the Company’s website at http://www.SpectrumControl.com.

/s/ JAMES F. TOOHEY

JAMES F. TOOHEY, Secretary

Dated:   March 8, 2010

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR the Nominees listed to the left	WITHHOLD AUTHORITY to vote for the Nominees listed to the left	* Exceptions	2. Approval of the amendment to the Company’s Bylaws	FOR ☐	AGAINST ☐	ABSTAIN ☐

1. ELECTION OF DIRECTORS Nominees: 01 CHARLES S. MAHAN, JR. 02 RICHARD A. SOUTHWORTH 03 JAMES F. TOOHEY	☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2010	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
* Exceptions _______________________________________________

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

_____________________________________________________
Signature

_____________________________________________________
Signed if jointly held

_____________________________________________________

Dated _________________________________________, 2010

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/spec		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders:

The Proxy Statement and the 2009 Annual Report to Stockholders are available at:

http://www.SpectrumControl.com/Proxy

SPECTRUM CONTROL, INC. – PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James F. Toohey as the Proxy of the undersigned, with full power of substitution, to vote all of the undersigned’s shares of Common Stock in Spectrum Control, Inc., at the Annual Meeting of Shareholders to be held on Monday, April 12, 2010, and at any adjournment thereof, for the transaction of such business as may come before the meeting and the following matters which are described in the Proxy Statement accompanying the Notice of said meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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